Exhibit 14.1
Synergetics USA, Inc. and Its Subsidiaries Code of Business Conduct and Ethics
This Code of Business Conduct and Ethics (the “Code”) provides a general statement of Synergetics, Inc.’s (the “Company”) expectations regarding the ethical standards that each director, officer and employee should adhere to while acting on behalf of the Company. It contains compliance standards and procedures to facilitate its effectiveness and to ensure prompt and consistent responses to violations. Each director, officer and employee is expected to read and become familiar with the ethical standards described in this Code. This Code should help guide your conduct in the course of business. Use common sense and good judgment in applying the Code. If you have questions about applying the Code, it is your responsibility to seek guidance. It is not intended to and does not in any way constitute an employment contract or assurance of continued employment, and does not create any rights in any director, employee, client, supplier, stockholder or any other person or entity.
The highest business and ethical standards mandate accountability for adherence to this Code. Accordingly, any conduct or action that violates this Code will be subject to disciplinary action, which may include immediate termination. If you are in a situation you believe may violate or lead to a violation of this Code, or are aware of any such violation or situation by any officer, director or employee of the Company, you should follow the procedures described in paragraph 13 of this Code. It is the obligation of the Chief Executive Officer of the Company to distribute or cause the distribution of a copy of this Code to each director, officer and employee of the Company.
1. Administration
The Company’s Nominating/Corporate Governance Committee, referred to in this Code as the Governing Body, is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within the Company’s industry, the Company’s own business practices and the prevailing ethical standards of the communities in which the Company operates. While the Company’s Chief Financial Officer will oversee the procedures designed to implement this Code to ensure that they are operating, it is the individual responsibility of each director, officer and employee of the Company to comply with the Code.
2. Accounting Complaints
The Company’s policy is to comply with all applicable financial reporting and accounting regulations applicable to it. If any director, officer or employee of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, then he/she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Company’s Board of Directors (which will, subject to its duties arising under applicable law, regulations and legal proceedings, treat such submissions confidentially). Such submissions may be directed to the Audit Committee, or any director who is a member of the Audit Committee, at the principal executive office of the Company.
3. Compliance with Laws and Regulations
The Company expects all directors, officers and employees of the Company to comply in all respects with the laws and regulations that apply to its business at all levels. In addition, the Company requires that its directors, officers and employees comply with work policies and regulations. Although not all employees are expected to know the details of all laws, it is important to recognize potential dangers and to know when to seek advice from supervisors or other appropriate personnel.
This Code does not summarize all laws, rules and regulations applicable to the Company and its directors, officers and employees. If you have a question relating to the applicability of any law, rule or regulation, please consult the Company’s Chief Financial Officer and the various guidelines.
Violations of laws, rules, regulation and orders may subject you to individual criminal or civil liability, in addition to discipline by the Company. Violations may also subject the Company to civil or criminal liability or loss of business.
4. Confidentiality (Protecting Company Information)
All directors, officers and employees must maintain the confidentiality of information entrusted to them by the Company, its business partners, suppliers, customers or others related to the Company’s business. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company, or its customers, if disclosed. Typical of such information are business, research and new product plans; objectives and strategies; trade secrets; unpublished financial or pricing information; processes and formulas; computer programs; salary and benefits data; employee medical information; employee, customer and supplier lists. Disclosure of confidential information violates Company policy and could result in disciplinary action, except when authorized by the Compliance Officer as required by laws, regulations or legal proceedings. If any director, officer or employee believes he/she may have a legal obligation to disclose confidential information, he/she should consult the Company’s Compliance Officer.
Any Company information created in the course of employment belongs to the Company. Employees leaving the Company must return all written proprietary information in their possession. An employee’s obligation to protect the Company’s proprietary and confidential information continues even after he or she leaves the Company.

5. Conflict of Interest
All directors, officer and employees of the Company should be diligent in avoiding a conflict of interest with regard to the Company’s interests. A conflict of interest exists when there is a conflict (or even an appearance of conflict) between the individual’s personal interests, financial or otherwise, or professional interests, and his or her fiduciary obligations to the Company.
Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Nominating/Governance Committee. Where there is an actual or potential conflict of interest or perception of a conflict of interest, the director, officer or employee must make a full disclosure and must not participate in the matter giving rise to the conflict in accordance with the procedures established by the Board of Directors. Such person may, in accordance with such procedures, refrain or be asked to refrain from participating and/or making decisions concerning any business that is related to the matter in which there is a conflict of interest.
Conflicts of interest may not always be evident, so if you have a question, you should consult with higher levels of management or the Chief Financial Officer. Any director, officer or employee who becomes aware of a conflict of interest or potential conflict of interest should bring it to the attention of a supervisor, manager or other appropriate personnel. Directors, officers or employees who knowingly fail to disclose conflicts of interest are subject to disciplinary action, including dismissal or removal from office.
6. Corporate Opportunities
No director, officer or employee may: (a) take personally for himself or herself opportunities that are discovered through the use of Company property, information or position; (b) use Company property, information or position for personal gain; or (c) compete with the Company. Directors, officers and employees owe a duty of loyalty to the Company, and must be committed to advance its legitimate interests when the opportunity to do so arises.
7. Fair Dealing
The Company considers its reputation for integrity and fairness one of its most valuable assets. Each director, officer and employee shall endeavor to deal fairly and in good faith with the Company’s customers, stockholders, employees, suppliers, regulators, business partners, competitors and others. The Company seeks to outperform its competition fairly and honestly through superior performance. No director, officer or employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behavior, possessing trade secret information that was obtained without the owner’s consent or through any other unfair dealing practice.

No actions shall be taken by any Company director, officer or employee, which could undermine proper relationships or tarnish the Company’s reputation or integrity.
The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain an unfair advantage with customers. No gift or entertainment should be offered, given, provided or accepted by any Company employee or family member of an employee unless it: (1) is not a cash gift; (2) is consistent with customary business practices; (3) is not excessive in value; (4) cannot be construed as a bribe and is not reasonably calculated to influence any decision; and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts, which you are not certain are appropriate.
8. Insider Trading
Directors, officers and employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or any other purpose except in the conduct of our business and in strict compliance with all applicable laws and Securities and Exchange Commission (the “SEC”) regulations. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. No director, officer or employee of the Company may buy or sell securities of the Company when in possession of “material non-public information.” Contact the Chief Financial Officer if you have any questions about your ability to buy or sell securities. You should refer to the Company’s Insider Trading Policy dated September 2005.
9. Periodic Reports and External Communications
The Company is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that it is required to file with, or submit to, the SEC and in other public communications made by the Company as a public company. To this end, the Company shall:

■	Comply with generally accepted accounting principles at all times;

■	Maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

■	Maintain books and records that accurately and fairly reflect our transactions;

■	Prohibit the establishment of any undisclosed or unrecorded funds or assets;

■	Maintain a system of internal controls that will provide reasonable assurances to management that material information about the Company is made known to management, particularly during periods in which the Company’s periodic reports are being prepared; and

■	Present information in a clear and orderly manner and avoid the use of legal and financial jargon in the Company’s periodic reports.
Depending upon your position with the Company, you may be called upon to provide information to help assure that the Company’s public reports and communications are complete, fair, accurate and understandable. You are expected to use all reasonable efforts to provide complete, accurate, objective, relevant, timely and understandable answers to inquiries related to the Company’s public disclosures.
Individuals involved in the preparation of public reports and communications must use all reasonable efforts to comply with our disclosure controls and procedures, which are designed to ensure full, fair, accurate, timely and understandable disclosure in our public reports and communications.
You may not communicate externally on behalf of the Company unless you are authorized to do so. Our President and Chief Financial Officer, and their authorized designees, are our official spokespeople for public comment, press, marketing, technical and other such information. You should refer all calls or other inquiries from the press, market professionals or security holders to the Chief Financial Officer, who will see that the inquiry is directed to the appropriate persons within the Company. All communications made to public audiences on behalf of the Company, including formal communications and presentations to investors, customers or the press, require prior approval of the Chief Executive Officer.
Our auditors have a duty to review our records in a fair and accurate manner. You are expected to cooperate with our auditors in good faith and in accordance with the law. In addition, you must not fraudulently induce or influence, coerce, manipulate or mislead our auditors regarding financial records, processes, controls or procedures or other matters relevant to their engagement. You may not engage, directly or indirectly, any outside auditors to perform any audit, audit-related, tax or other services, including consulting without prior written approval from the Chief Financial Officer and the Audit Committee of the Board of Directors.
The Audit Committee of the Board of Directors plays an important role in ensuring the integrity of our public reports. If you believe that questionable accounting or auditing conduct or practices have occurred or are occurring, you should notify the Audit Committee of the Board of Directors or follow the anonymous reporting procedures set forth in Section 13 below. In particular, you should promptly report any information relating to the accuracy of material disclosures made by the Company in its public filings, significant deficiencies in the design or operation of internal controls or procedures that could adversely affect the Company’s ability to record, process, summarize or report financial data, any evidence of fraud that involves an employee who has a significant role in the Company’s financial reporting, disclosures or internal controls or procedures, or any evidence of a material violation of the policies in this Code regarding financial reporting.

10. Political Contributions
Directors, officer and employees are free to contribute to candidates or otherwise partake in the political process in their individual capacity. All employees must avoid discussing with political candidates and/or office holders any matters pending before courts or agencies affecting the Company unless the employee is authorized by the Company to do so.
The Company is committed to maintaining good will and to being a good civic neighbor. Directors, officers and employees are encouraged to serve on non-profit boards and in other volunteer capacities. However, if a director, officer or employee serves in any capacity with a non-profit organization, such person may not represent either the Company or the organization in any transaction between them.
No Company funds or assets will be loaned or contributed to any political party or organization, or to any individual who holds or is a candidate for public office, except when permitted by applicable law and pre-authorized by the Company.
The following are examples of activities which may be illegal under applicable federal and/or state laws that prohibit corporate political contributions:
■	Contributions by an employee which are reimbursed by the Company through expense accounts or in other ways;

■	Purchases by the Company of tickets for political dinners or fundraising events;

■	Contributions in kind, such as loaning employees to political parties or providing Company airplanes for use in political campaigns; and

■	Indirect contributions by the Company through suppliers, customers or agents.
However, in some instances, these contributions may be allowable and may include some of the activities mentioned above. In all cases, they require prior authorization of the Compliance Officer and, when required by law, by the Board of Directors.
This policy is not intended to discourage or prevent an employee from engaging in political activities as an individual on his/her own time and at his/her own expense. It also does not prohibit the employee from making political contributions from personal funds or from expressing individual views with respect to legislative or political matters.
11. Protection and Proper Use of Company Assets
Safeguarding Company assets is the responsibility of all directors, officers and employees. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation to the Compliance Officer. All Company assets should be used for legitimate business purposes. The personal use of Company assets without permission is prohibited.

12. Records Retention
Directors, officers and employees are expected to become familiar with the Company’s policies on records retention. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail to appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets, (i.e. “off balance sheet transaction”) should not be maintained unless permitted by applicable law or regulation.
You should consult the Chief Financial Officer regarding the retention of records in the case of actual or threatened litigation or government investigation. The Chief Financial Officer will notify you if a legal hold is placed on records for which you are responsible. A legal hold suspends all document destruction procedures. If a legal hold is placed on records for which you are responsible, you must preserve and protect the necessary records in accordance with instructions.
The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only true and actual numbers of hours worked should be reported. Many employees regularly use business expense accounts which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Compliance Officer.
13. Reporting Illegal or Unethical Behavior
The Company’s business and reputation depends, in large measure, on strict adherence to the provisions of this Code. Every director, officer and employee is encouraged and obligated to report any known or suspected Code violations to supervisors, managers or other appropriate personnel. When in doubt about the best course of action in a particular situation, contact your supervisor. If for any reason, you are unable to approach your supervisor about concerns or complaints, then contact either the Chief Financial Officer, Executive Vice President, President or any member of the Board of Directors. If your concerns or complaints require confidentiality, including keeping your identity anonymous, you may send a letter addressed to the Chief Financial Officer at P.O. Box 148, Cottleville, Missouri 63338. If your concerns relate to accounting, financial reporting, internal controls or auditing matters, or if the human resource department is implicated in any violation or suspected violation, you may also contact the Audit Committee Chairperson. Your confidentiality will be protected, subject to applicable law, regulation or legal proceeding.
The Company will investigate any matter so reported and may take appropriate disciplinary and corrective action, up to and including termination. The Company forbids retaliation of any kind against employees who report violations of this Code or other illegal or unethical behavior.

14. Waivers
The provisions of this Code may be waived for directors or executive officers only by a resolution of the Company’s Board of Directors. The provisions of this Code may be waived for employees who are not directors or executive officers by the Compliance Officer. Any waiver of the Code granted to a director or executive officer will be publicly disclosed as required by the SEC or securities exchange or association on which the Company’s securities are listed for trading.